Exhibit 99.2

                Sections 13.1-692.1,  13.1-697, 13.1-698, 13.1-702, 13.1-703 and
13.1-704 of the Virginia Stock Corporation Act, which governs the Registrant. Such sections provide as follows:

         13.1-692 LIABILITY FOR UNLAWFUL DISTRIBUTIONS.-A. Unless he complies with the applicable standards of conduct described in ss. 13.1-690, a director who votes for or assents to a distribution made in violation of this chapter or the articles of incorporation is personally liable to the corporation and its creditors for the amount of the distribution that exceeds what could have been distributed without violating this chapter or the articles of incorporation.

         B. A director held liable for an unlawful distribution under subsection A of this section is entitled to contribution:

         1.  From  every  other  director  who  voted  for  or  assented  to the
distribution   without  complying  with  the  applicable  standards  of  conduct described in ss. 13.1-690; and

         2. From the shareholders who received the unlawful distribution in proportion to the amounts of such unlawful distribution received by them respectively.

         C. No suit shall be brought against any director for any liability imposed by this section except within two years after the right of action shall accrue.

         13.1-697 AUTHORITY TO INDEMNIFY.-A. Except as provided in subsection D of this section, a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

         1.     He conducted himself in good faith; and

         2.     He believed:

         a.  In  the  case  of  conduct  in  his  official   capacity  with  the
corporation, that his conduct was in its best interests; and

         b. In all other cases, that his conduct was at least not opposed to its best interests; and

         3. In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

         B. A director's conduct with respect to an employee benefit plan for a purpose he believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of paragraph 2b of subsection A of this section.

         C. The termination of a proceeding by judgment, order, settlement or conviction is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

         D.     A corporation may not indemnify a director under this section:

         1. In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

         2. In connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

         E. Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

         13.1-698 MANDATORY INDEMNIFICATION.-Unless limited by its articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

         13.1-702 INDEMNIFICATION OF OFFICERS, EMPLOYEES AND AGENTS.- Unless limited by a corporation's articles of incorporation,


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         1.  An  officer  of  the   corporation   is   entitled   to   mandatory
indemnification under ss. 13.1-698, and is entitled to apply for court-ordered indemnification under ss. 13.1-700, in each case to the same extent as a director; and

         2. The corporation may indemnify and advance expenses under this article to an officer, employee, or agent of the corporation to the same extent as to a director.

         13.1-703 INSURANCE.-A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under ss. 13.1-697 or ss. 13.1-698.

         13.1-704 APPLICATION OF ARTICLE.-A. Unless the articles of incorporation or bylaws expressly provide otherwise, any authorization of indemnification in the articles of incorporation or bylaws shall not be deemed to prevent the corporation from providing the indemnity permitted or mandated by this article.

         B. Any corporation shall have power to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provision for advances and reimbursement of expenses, to any director, officer, employee or agent that may be authorized by the articles of incorporation or any bylaw made by the shareholders or any resolution adopted, before or after the event, by the shareholders, except an indemnity against (i) his willful misconduct, or (ii) a knowing violation of the criminal law. Unless the articles of incorporation, or any such bylaw or resolution expressly provide otherwise, any determination as to the right to any further indemnity shall be made in accordance with ss. 13.1-701B. Each such indemnity may continue as to a person who has ceased to have the capacity referred to above and may inure to the benefit of the heirs, executors and administrators of such a person.

         C. No right provided to any person pursuant to this section may be reduced or eliminated by any amendment of the articles of incorporation or bylaws with respect to any act or omission occurring before such amendment. (Last amended by Ch. 561, L. '88, eff. 7-1-88.)




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